Exhibit 99.1

NEWS RELEASE

November 6, 2003

Contact:	Don P. Duffy
Executive Vice President, Chief Financial Officer
Onyx Acceptance Corporation
(949) 465-3808
Email: investor@onyxco.com

ONYX ACCEPTANCE REPORTS INCREASED EARNINGS
AND REVENUES FOR THE THIRD QUARTER

Earnings per share increase over 300%

FOOTHILL RANCH, Calif., November 6, 2003 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today its financial and operational results for the quarter ended September 30, 2003.

Net income and earnings per diluted share for the quarter were $1.8 million and $0.31 respectively, compared to $336 thousand and $0.07 for the quarter ended September 30, 2002. Financial highlights for the quarter were:

•	Total Revenues increased 25.4%

•	Net Income increased $1.5 million

•	Net Charge-off’s decreased by 22% to 1.98%

•	30+ day delinquency decreased to 1.49% from 2.58% as of December 31, 2002

Revenues:

Total revenues for the third quarter increased to $29.3 million compared to $23.4 million for the third quarter of 2002. For the nine-month period ended September 30, 2003, total revenues were $82.2 million, compared to $68.4 million for the nine months ended September 30, 2002. Total revenues are comprised of net interest income, service fee income and securitization gains net of any impairment losses.

Net interest income was $7.0 million and $24.1 million for the quarter and nine months ended September 30, 2003, respectively, compared to $7.3 million and $19.0 million for the same periods in 2002. This increase for the nine-month period was principally due to (i) a reduction in interest expense incurred on the company’s residual lines of credit, stemming from a clean-up call executed on the 2002A residual securitization in August of 2003, and (ii) a larger average balance of higher yielding contracts that were held on the balance sheet, when compared to the same period in 2002. Service fee income was $13.6 million for the quarter, compared to $12.8 million for the third quarter in 2002. For the nine-month period ended September 30, 2003, service fee income was $40.0 million, versus $39.5 million for the nine months ended September 30, 2002. The net gain on the third quarter securitization increased to $8.7 million compared to $3.3 million for the same period in 2002. For the nine-month period ended September 30, 2003 the net gain on securitization transactions was $18.1 million, versus $9.9 million for the same period in 2002. The increase in gains recorded for 2003 was principally due to the increase in the weighted average net spread realized. For the securitizations executed during the nine months ended September 20, 2003, the weighted average interest rate spread, before issuance costs, was 4.73%, compared to 4.32% for the same period in 2002. Additionally, the company reduced the cumulative loss rate on its 2003-C securitization to reflect the improved credit statistics of the underlying contracts in the transaction. Lastly, there was a reduction in impairment charges taken during 2003 versus the same periods in 2002. For the quarter and nine-months ended September 30, 2003 the company recorded impairments of $0.5 million and $8.7 million, respectively, compared to $5.5 million and $9.9 million for the same periods in 2002, respectively.

Operating Expenses:

Operating expenses were $23.0 million for the quarter ended September 30, 2003, compared to $20.8 million for the same period in 2002. For the nine-month period ended September 30, 2003, total operating expenses were $69.0 million, compared to $63.8 million for the nine months ended September 30, 2002. The increase in operating expenses stems from higher legal fees and fees related to system upgrades implemented in September of 2002.

Portfolio Performance:

Total delinquency as a percentage of the serviced portfolio decreased to 1.49% at September 30, 2003, from 2.58% at December 31, 2002. Annualized net charge-offs as a percent of the average serviced portfolio decreased to 1.98% for the third quarter of 2003, from 2.53% for the same period in 2002. For the nine-months ended September 30, 2003, annualized net charge-offs were 2.19%, compared to 2.88% for the same period in 2002. The provision for credit losses increased to $967 thousand versus $818 thousand for the period ending September 30, 2002. The increase in provision for the three-month period reflects a higher balance of contracts held for investment as of September 30, 2003 versus the same period in 2002. For the nine months ended September 30, 2003, the provision for credit losses was $2.2 million compared to $(461) thousand for the same period in 2002. The negative provision for credit losses for the nine months ended September 30, 2002, reflects the effect of a sales tax refund of approximately $2.0 million. The refund was treated as a recovery as it related to pro-rata sales taxes paid by the company in financing the purchases of vehicles for which the related contracts were charged off. The company’s serviced repossessed inventory decreased to $15.7 million or 0.55% of serviced assets at the end of September 2003, from $20.5 million or 0.71% of serviced assets at December 31, 2002. The company’s allowance for estimated credit losses on securitized assets was 4.0% at September 30, 2003, and December 31, 2002.

Contract Purchases:

Contract purchases for the quarter ended September 30, 2003 were $386.9 million, compared to $403.2 million for the third quarter of 2002. For the nine-month periods ended September 30, 2003 and September 30, 2002, contract purchases were $1.2 billion. As the company continues to focus on a higher credit quality product, the average FICO scores for the third quarter and nine-month period ended September 30, 2003 were 678 and 675, respectively, compared to 662 and 657 for the same periods in 2002.

Recent Developments:

In August of 2003, the company exercised a clean-up call option on its 2002A residual securitization, effectively unencumbering the residual interest certificates associated with the eight underlying securitizations (OT2000A – OT2001D). Monthly cash releases arising from the excess spread in these transactions now flow directly to the company, and have averaged $2.0 million since August, but will decline over time as the related transactions amortize. More importantly, the company will also receive the benefit of spread account cash deposit releases as these transactions are retired. The company anticipates that it will exercise clean-up calls on the securitization transactions on a quarterly basis as long as the interest rate environment remains favorable. Spread account cash balances related to these transactions range between $3.3 million and $9.0 million per transaction as of September 30, 2003.

The company, through its renewable unsecured subordinated note program launched during the first quarter of 2002, raised $9.5 million in the third quarter of 2003. The company expects to slow issuances under this program as a result of its improving cash flow position. Additionally, in October 2003, the company completed a securitization in the amount of $400 million with a weighted average investor rate of 2.63%.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including statements regarding the monthly cash flows, the company’s revenue and growth opportunities, the performance of the company’s outstanding securitization transactions, the company’s expected loss, charge-off and delinquency rates, the continued availability of liquidity sources in coming quarters and the performance of the economy in the United States. Other important factors are detailed in the company’s annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2002 and on Form 10-Q for the quarter ended June 30, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(UNAUDITED)	(AUDITED)

	(In Thousands)

	September 30,	December 31,
	2003	2002

ASSETS
CASH & CASH EQUIVALENTS	$19,149	$72
RESTRICTED CASH	0	3,430
CONTRACTS HELD FOR SALE — (1)	186,630	170,353
CONTRACTS HELD FOR INVESTMENT — (2)	7,992	6,555
CREDIT ENHANCEMENT ASSETS	177,923	177,108
OTHER ASSETS	9,825	9,639

TOTAL ASSETS	$401,519	$367,157

LIABILITIES AND EQUITY
LIABILITIES
DEBT	$264,045	$238,733
OTHER LIABILITIES	63,530	63,511

TOTAL LIABILITIES	327,575	302,244
TOTAL EQUITY	73,944	64,913

TOTAL LIABILITIES AND EQUITY	$401,519	$367,157

(1)	Net of Unearned Discounts

(2)	Net of Unearned Discounts and Allowance

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(In Thousands)		(In Thousands)

	2003	2002	2003	2002

REVENUES:
Net Interest Income	$7,004	$7,300	$24,069	$19,003
Gain on Sale of Contracts, net	8,725	3,255	18,057	9,932
Service Fee Income	13,616	12,842	40,042	39,472

Total Revenues	29,345	23,397	82,168	68,407
EXPENSES:
Provision for Credit Losses	967	818	2,221	(461)
Interest Expense	2,250	1,225	4,994	3,154
Operating Expenses	22,986	20,780	68,984	63,820

Total Expenses	26,203	22,823	76,199	66,513

Income before Income Taxes	3,142	574	5,969	1,894
Income Taxes	1,304	238	2,478	785

NET INCOME	$1,838	$336	$3,491	$1,109

NET INCOME PER SHARE — BASIC	$0.36	$0.07	$0.69	$0.22
NET INCOME PER SHARE — DILUTED	$0.31	$0.07	$0.63	$0.21
BASIC SHARES OUTSTANDING	5,103,395	5,086,793	5,092,998	5,084,914
DILUTED SHARES OUTSTANDING	6,002,979	5,142,298	5,514,459	5,194,178

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
DELINQUENCY AND LOSS RATES
(UNAUDITED)
(Dollars In Thousands)

	September 30,		December 31,
	2003		2002
Delinquency Experience
	Number of		Number of
	Contracts	$	Contracts	$

Serviced Portfolio	282,669	$2,849,201	291,898	$2,905,968
Serviced Delinquency
31 to 59 days	4,492	$29,225	6,957	$51,645
60 to 89 days	1,315	7,848	1,940	14,127
90 days or more	922	5,346	1,593	9,118

Total	6,729	$42,419	10,490	$74,890
Delinquency as a percentage of number and amount of contracts
Net of Repossessed Inventory and Bankruptcies	2.38%	1.49%	3.59%	2.58%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Loss Experience

	2003	2002	2003	2002

Average Contracts Serviced during the period	$2,873,953	$2,902,140	$2,889,316	$2,877,018
Gross Charge-offs	$17,625	$21,620	$57,611	$76,499
Recoveries	$3,370	$3,277	$10,178	$14,276
Net Charge-offs	$14,255	$18,343	$47,433	$62,223
Net Charge-offs as a percentage of contracts outstanding during the period.*	1.98%	2.53%	2.19%	2.88%

* Annualized

Onyx Acceptance Corporation

The table below illustrates the cumulative net credit loss performance of each of the securitized pools outstanding for the period from the date of securitization through September 30, 2003, stated as a percentage of the original principal balance.

MONTH	99-A	99-B	99-C	99-D	00-A	00-B	00-C	00-D	01-A	01-B	01-C	01-D	02-A	02-B	02-C	02-D	03-A	03-B	03-C

1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.02%	0.03%	0.03%	0.01%	0.02%	0.02%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%
4	0.05%	0.07%	0.06%	0.04%	0.04%	0.04%	0.03%	0.02%	0.02%	0.03%	0.02%	0.02%	0.01%	0.01%	0.01%	0.01%	0.01%	0.02%
5	0.11%	0.14%	0.16%	0.09%	0.11%	0.10%	0.06%	0.07%	0.07%	0.10%	0.05%	0.04%	0.02%	0.04%	0.06%	0.03%	0.02%	0.04%
6	0.21%	0.27%	0.28%	0.15%	0.18%	0.17%	0.11%	0.15%	0.12%	0.18%	0.11%	0.08%	0.07%	0.10%	0.11%	0.07%	0.07%
7	0.35%	0.43%	0.47%	0.24%	0.37%	0.30%	0.26%	0.26%	0.20%	0.30%	0.18%	0.14%	0.12%	0.17%	0.17%	0.15%	0.11%
8	0.49%	0.60%	0.64%	0.43%	0.63%	0.44%	0.41%	0.39%	0.31%	0.39%	0.29%	0.22%	0.19%	0.23%	0.26%	0.30%	0.17%
9	0.63%	0.85%	0.83%	0.59%	0.87%	0.67%	0.65%	0.50%	0.47%	0.50%	0.38%	0.32%	0.26%	0.33%	0.34%	0.37%	0.24%
10	0.81%	1.07%	1.09%	0.76%	1.05%	0.90%	0.85%	0.65%	0.60%	0.65%	0.48%	0.44%	0.34%	0.41%	0.42%	0.44%
11	1.04%	1.34%	1.31%	0.99%	1.27%	1.11%	1.08%	0.85%	0.77%	0.77%	0.59%	0.51%	0.39%	0.49%	0.51%	0.51%
12	1.29%	1.56%	1.47%	1.20%	1.59%	1.38%	1.29%	1.03%	0.95%	0.89%	0.70%	0.59%	0.48%	0.58%	0.60%	0.59%
13	1.49%	1.79%	1.62%	1.41%	1.82%	1.57%	1.42%	1.25%	1.14%	1.04%	0.78%	0.69%	0.56%	0.68%	0.70%
14	1.72%	1.90%	1.77%	1.52%	2.03%	1.84%	1.65%	1.41%	1.31%	1.19%	0.89%	0.77%	0.64%	0.75%	0.79%
15	1.90%	2.08%	2.00%	1.70%	2.25%	2.08%	1.93%	1.62%	1.47%	1.33%	1.00%	0.85%	0.74%	0.84%	0.89%
16	2.10%	2.23%	2.08%	2.00%	2.48%	2.26%	2.16%	1.86%	1.64%	1.43%	1.11%	0.94%	0.83%	0.93%
17	2.26%	2.42%	2.29%	2.17%	2.64%	2.42%	2.42%	2.04%	1.78%	1.55%	1.23%	1.03%	0.91%	1.02%
18	2.46%	2.63%	2.48%	2.40%	2.80%	2.69%	2.65%	2.20%	1.96%	1.67%	1.34%	1.10%	1.00%	1.10%
19	2.59%	2.71%	2.61%	2.61%	2.98%	2.96%	2.97%	2.41%	2.10%	1.80%	1.45%	1.19%	1.12%
20	2.71%	2.89%	2.73%	2.87%	3.25%	3.20%	3.25%	2.60%	2.25%	1.94%	1.58%	1.30%	1.20%
21	2.83%	3.08%	2.92%	3.05%	3.52%	3.44%	3.48%	2.75%	2.36%	2.09%	1.71%	1.39%	1.27%
22	2.88%	3.21%	3.07%	3.20%	3.69%	3.69%	3.70%	2.92%	2.49%	2.23%	1.84%	1.51%
23	3.03%	3.31%	3.22%	3.33%	3.91%	3.94%	3.95%	3.03%	2.61%	2.35%	1.92%	1.59%
24	3.21%	3.43%	3.32%	3.53%	4.12%	4.18%	4.18%	3.16%	2.75%	2.47%	2.02%	1.67%
25	3.28%	3.55%	3.43%	3.70%	4.32%	4.39%	4.37%	3.32%	2.86%	2.57%	2.13%
26	3.34%	3.67%	3.65%	3.88%	4.52%	4.57%	4.54%	3.45%	3.01%	2.67%	2.25%
27	3.47%	3.77%	3.79%	4.03%	4.71%	4.74%	4.74%	3.59%	3.12%	2.77%	2.33%
28	3.61%	3.88%	3.90%	4.22%	4.87%	4.91%	4.88%	3.71%	3.27%	2.87%
29	3.67%	4.01%	4.03%	4.42%	5.04%	5.07%	5.03%	3.86%	3.41%	2.96%
30	3.78%	4.14%	4.19%	4.58%	5.23%	5.22%	5.18%	4.00%	3.52%
31	3.85%	4.25%	4.28%	4.71%	5.35%	5.36%	5.33%	4.09%	3.60%
32	3.96%	4.37%	4.43%	4.84%	5.48%	5.53%	5.43%	4.20%	3.69%
33	4.07%	4.49%	4.60%	4.98%	5.61%	5.67%	5.57%	4.28%
34	4.18%	4.55%	4.71%	5.11%	5.74%	5.80%	5.67%	4.39%
35	4.25%	4.66%	4.83%	5.21%	5.85%	5.91%	5.77%	4.47%
36	4.32%	4.79%	4.95%	5.32%	5.96%	6.04%	5.90%
37	4.37%	4.86%	5.00%	5.46%	6.06%	6.15%	5.99%
38	4.44%	4.94%	5.07%	5.55%	6.16%	6.24%	6.09%
39	4.51%	5.00%	5.15%	5.63%	6.25%	6.35%	6.17%
40	4.56%	5.05%	5.22%	5.71%	6.33%	6.43%
41	4.66%	5.12%	5.30%	5.78%	6.41%	6.53%
42	4.69%	5.17%	5.36%	5.84%	6.48%	6.60%
43	4.72%	5.21%	5.42%	5.89%	6.54%
44	4.77%	5.23%		5.95%	6.59%